Newport Gold Inc. 1-336 Queen Street S. Mississauga, ON L5M 1M2	NEWS RELEASE 08/2008 OTC: BB Trading Symbol: NWPG

Newport Drills on the TJYZ Property J-V Partner Noront Resources Ltd.

Newport Gold Inc is pleased to announce that the Company has been informed by its consulting geologist, Daniel Huang, that two diamond drill holes on the TJYZ property were completed on October 28th, 2008. The first hole was spotted 7m south of the central part of the open pit and drilled to a depth of 129 m. The second hole was spotted 8m south of the first and drilled to a depth of 150m. Hole 1 was drilled at an azimuth of 350° and hole 2 at an azimuth 10°. Both holes were inclined at 80° to test the mineralized zones in the pit.

The mineralization in the pit is identified by a small east-west trending I.P. anomaly and one of the smallest anomalies found to date on the property. Ten other much larger I.P. targets outlined on the property remain to be tested. Assay results are pending.

Several alteration zones were identified and samples have been sent to the lab in Hohhot set up by ALS Laboratories of Vancouver B.C.

This property is held by Noront Resources Ltd. (“Noront” NOT TSX-V) through BaoTou Noront Mineral Development Co. and consists of 5.16 km(2) situated about 100 km north of BaoTou City and was acquired initially due to favourable Cu-Au mineralization traced over a large area. Newport has an option to earn a 50% interest in this property by spending $750,000 over 3 years and delivering 800,000 shares to Noront.

A video of the drilling can be seen at www. newportgold.com.

Newport Gold Inc. is a Nevada based internationally-oriented exploration company committed to delivering value to its shareholders by strategically acquiring, exploring, and advancing superior domestic and international mining properties. Projects focused on precious, semi-precious, and base metals are all evaluated in an effort to determine which are best suited for the purpose of advancing the Company’s objectives. Newport Gold’s commitment to both its shareholders and the local indigenous populations is to construct a strong asset based company utilizing an ethical stewardship in order to properly manage the projects with which we are involved.

The S.E.C. and TSX Venture Exchange does not accept responsibility for the accuracy or adequacy of this release.